                                                                      Exhibit 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                    (in thousands of dollars except ratios)


                                                                           Three Months Ended March 31,
                                                                           -----------------------------
                                                                           1994                     1993
                                                                           ----                     ----
 EARNINGS COMPUTATION USING
 CONSOLIDATED INCOME STATEMENT DATA

 Income (loss) before income taxes and
   minority interest                                                  $     6,369             $  (4,406)

 Minority interest in income of
   majority-owned subsidiaries                                             (1,492)               (2,012)
                                                                      -----------             ---------

 Income (loss) before income taxes                                          4,877                (6,418)
                                                                      -----------             ---------


 Add fixed charges included in income (loss):
   Interest expense                                                         2,298                 1,581

   Amortization of deferred financing costs                                    49                   907

   Interest portion of rental expenses (33%)                                  841                   132
                                                                      -----------             ---------

   Sub-total fixed charges included in income (loss)                        3,188                 2,620
                                                                      -----------             ---------
 Earnings (loss)                                                      $     8,065             $  (3,798)
                                                                      ===========             =========



 Fixed Charges

 Included in income (loss)                                            $     3,188             $   2,620

 Capitalized interest                                                       1,479                 1,933
                                                                      -----------             ---------

   Total fixed charges                                                      4,667                 4,553
                                                                      -----------             ---------
 Preferred dividends                                                        3,201                    --
                                                                      -----------             ---------

  Combined fixed charges and
    preferred dividends                                               $     7,868             $   4,553
                                                                      ===========             =========

 Ratio of earnings to fixed charges                                          1.73                    --

 Amount by which fixed charges exceed earnings                        $        --             $   8,351

 Ratio of earnings to combined fixed charges
   and preferred dividends                                                   1.03                    --

 Amount by which combined fixed charges and
   preferred dividends exceed earnings                                $        --             $   8,351